Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kansas City Southern de México, S.A. de C.V.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri

July 18, 2011